Exhibit 10.36

CONSULTING AGREEMENT

This Consulting Agreement dated as of March 10, 2006 (this “Agreement”) is made by and between Charles E. Wyman (the “Consultant”) and Mascoma Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company desires to retain the Consultant as an independent contractor to perform certain services; and

WHEREAS, the Consultant is willing to perform such services for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. Scope of Services.

(a) The Company hereby retains the Consultant and the Consultant hereby agrees to perform (i) service as Chairman of the Scientific Advisory Board of the Company, when and as appointed by its Board; (ii) reasonable consulting and provision of information related to the Field (as defined in Schedule 1) as mutually deemed appropriate, and (iii) such other services for the Company as the Company and the Consultant may mutually agree from time to time (collectively, the “Services”). The Consultant shall report to the Board or, in the sole discretion of the Board of Directors, an executive officer of the Company which the Board may so designate.

(b) The Consultant agrees to make himself available to render the Services at such time or times and location or locations as may be mutually agreed from time to time. The Consultant agrees to devote his best efforts to performing the Services. Subject to the University of California Policies and Regulations (as defined in Section 4), the Consultant agrees that, at the request of the Company, the Consultant shall devote time each month equivalent to an average of three days to the performance of the Services.

(c) Consultant and Company agree that nothing herein shall prohibit Consultant from continuing to provide consulting services to Genencor International, Viresco and SiOptions, LLC under such agreements as are currently in effect as of the date of this Agreement and as may be modified from time to time (the “Outside Consulting Engagements”).

2. Compensation and Reimbursement.

(a) For the performance of the Services, the Company shall:

(i) pay the Consultant a fee at a monthly rate of $3,333.33 ($40,000 per annum) payable in arrears in equal biweekly installments (the “Consulting Compensation”) commencing on the date hereof. The Consulting Compensation will be reviewed by the Board in accordance with its normal practice (but in no event less than annually) and may be increased, if appropriate, to be competitive with the compensation of similarly situated individuals working for similarly situated companies if and when the disinterested directors of the Company so determine. In the event that the Company requests that Consultant increase the number of hours that he performs on the Services, the Company and Consultant shall agree upon an appropriate increase to Consultant’s monthly rate; and

(ii) at the next regular meeting of the Board of Directors following the date hereof or as soon as practicable thereafter, the Board shall grant the Consultant options to purchase 66,667 shares of the common stock of the Company (.67% on a fully- diluted basis) at a purchase price equal to the fair market value of the Company’s common stock, as determined by the Board of Directors (the “Options”), subject to the terms of the Company’s standard form of non-qualified stock option agreement, as modified as described herein; provided, that the Consultant will receive such stock options only if he executes and delivers all stock option agreements, signature pages and other documents that the Company requests in connection with his grant, and the foregoing grant will become effective only following such execution and delivery; provided further, that the Consultant’s stock option grant shall be in addition to the 400,000 shares of common stock already in the Consultant’s possession, which shares shall become subject to a stock restriction and repurchase agreement (the “Stock Restriction and Repurchase Agreement”) to be executed by the Consultant simultaneous with this Agreement. The Options shall vest ratably, on a monthly basis, over 24 months, provided that this Agreement, or a similar agreement between the Consultant and the Company, remains in full force and effect at each such vesting date and the Consultant shall continue to be providing the Services to the Company. In addition, the Options shall be subject to accelerated vesting at the following rate(s) upon the occurrence of any of the following conditions: (1) 50% of any unvested Options if Consultant’s engagement is terminated by the Company without Cause or by Consultant for “Good Reason” (both terms as defined in Section 1(b) of the Stock Restriction and Repurchase Agreement) provided however, that this accelerated vesting shall only be applicable if the termination without Cause or for Good Reason shall occur within twelve (12) months of a Change of Control (as defined in Section 1(b)(i)(3) of the Stock Restriction and Repurchase Agreement); and provided further, that such acceleration shall be contingent upon the Consultant providing the Company with a full release of all claims other than claims for indemnification under the Company’s Certificate of Incorporation or By-laws, insurance or contract and claims for accrued compensation or reimbursement of ordinary business expenses incurred on behalf of the Company.

(b) The Company shall promptly reimburse the Consultant for all reasonable expenses incurred by him in the performance of the Services in accordance with the policy and practice of the Company as in effect from time to time, provided such expenses are submitted to and approved for reimbursement by the Company within six months of their occurrence, and provided further that any expense exceeding $2,000 individually or $5,000 in the aggregate in any two month period shall require the pre-approval of an authorized officer of the company.

3. Term. Subject to Section 8(c), this Agreement shall have an initial term of one year, and shall be automatically renewed for additional one-year terms thereafter. Either party may elect to terminate this Agreement by giving at least 15 days written notice thereof to the other party. This Agreement may also be terminated as provided in Section 8. No termination or expiration of this Agreement shall relieve the Consultant or the Company of any obligations hereunder which by their terms are intended to survive the termination of the Consultant’s association as a consultant with the Company, including but not limited to the obligations of Sections 5, 6(b), 6(d), 7 and 9. The parties agree that the Consultant’s Services with the Company is an “at-will” relationship and the Consultant understands and agrees that neither his performance nor promotions, commendations, bonuses or the like from the Company give rise to, or in any way serve as the basis for, modification, amendment, or extension, by implication or otherwise, of his Services with the Company or this Agreement. The “at-will” nature of Consultant’s Services or this Agreement may only be changed by written agreement of the Consultant and a duly authorized officer if and when the disinterested directors of the Company authorize such officer.

4. Other Policies Applicable to Consultant. The Company acknowledges that the Consultant is a full-time member of the staff of the University of California, Riverside and that his activities are subject to certain policies and regulations of the University of California system, as well as certain contracts with the University of California, that relate to, among other things, the disclosure of proprietary information, the publication of research results, and/or the ownership of discoveries and inventions (the “University of California Policies and Regulations”). If any term or condition of this Agreement conflicts with any term or condition of any University of California Policies and Regulations, the terms and conditions of the University of California Policies and Regulations shall control.

5. Non-Competition; Non-Solicitation.

(a) Subject to Sections 1(c) and 4, so long as this Agreement continues in effect and for the Non-Competition Period (as hereinafter defined) thereafter, the Consultant shall not, without the approval of the Company, alone or as a partner, officer, director, consultant, employee, stockholder or otherwise, participate, on behalf of any business, firm or corporation, in the development of any technology, process, method or products for, or substantially relating to, the Field other than for the Company (a “Competing Company”). The foregoing sentence, however, shall not be construed to prohibit, during the term of this Agreement and the Non-Competition Period: (i) the Consultant’s purchase on a national securities exchange or in the “over-the-counter” market of no more than one percent (1%) of the voting securities of a Competing Company listed on such exchange or publicly traded in such market; (ii) the Consultant from working for a Competing Company that has a number of divisions or business units; provided that the Consultant does not work for, or provide any Confidential Information (as defined in Section 7) to, the divisions or business units that research, develop, manufacture, license, sell, or otherwise provide any product or service relating to the Field; (iii) the Consultant from providing consulting services to a Competing Company, provided that the Company approves each such consulting engagement in writing. The first sentence of this Section 5(a) also shall not be construed to prohibit (iv) during the term of this Agreement and the Non-Competition Term the Consultant from pursuing research in the Field funded by a governmental or academic sponsor and publishing any results there from, provided, however, that nothing herein shall, without the Company’s written consent, permit Consultant to publish Company’s Confidential Information, and provided further that such research is not conducted with the intent of directly benefiting a Competing Company unless Consultant receives the Company’s prior written approval therefore; or (v) the Consultant from at any time publishing materials that relate to the Field, provided, however, that, nothing herein shall, without the Company’s written consent, permit Consultant to publish Company’s Confidential Information. Notwithstanding the foregoing, nothing in this Section 5(a) shall conflict with or supersede any of Consultant’s rights and responsibilities under Section 4 hereof.

In addition to the foregoing and in further clarification of Section 5(a)(iv), the Company expects that Consultant will have access to funding to continue to support graduate student research from a combination of Company and governmental sources. The Company further expects that Consultant will apply for governmental grants to do work that complements the Company’s activities. Procedures and policies governing application for such grants will be negotiated in good faith by the parties hereto, provided that Consultant will provide that any other individuals who have access to Company Confidential Information in the scope of the activities set forth in this paragraph sign a confidentiality obligation substantially similar to those set forth herein.

(b) During the Non-Competition Period, the Consultant shall not:

(i) contact or solicit business from any customer for the purpose of attempting to sell, license or provide to or from such customer the same or similar products, services or technology as are currently provided by or to the Company or any product, service or technology that is similar to any new product,

(ii) except for and in the interest of the Company as directed by a duly authorized officer of the Company, solicit or take any other action which is intended to induce or encourage, or is reasonably likely to have the effect of inducing or encouraging, any employee or consultant of the Company to cease work for the Company and join a Competing Company;

(iii) solicit or take any other action which is intended to induce or encourage, or is reasonably likely to have the effect of inducing or encouraging, any employee or consultant of the Company to work for any Competing Company, without express written consent of the Board; or

(iv) except for and in the interest of the Company as directed by a duly authorized officer of the Company, interfere, or attempt to interfere with the relationship or prospective relationship of the Company with any person or entity that is or was a customer, client or supplier to the Company or to cause a customer, client or supplier to the Company to terminate an agreement with the Company.

(c) As used in this Agreement, the term “Non-Competition Period” shall mean the period beginning with the date of this Agreement and continuing for the 18 months following the termination of this Agreement for any reason. The term “Post-Termination Non-Competition Period” shall mean the period beginning with the termination of this Agreement for any reason and continuing for 18 months thereafter. During the Post-Termination Non-Competition Period, the Consultant agrees to provide the Post-Termination Services (as defined below) to the Company and the Company agrees to retain the Consultant for such purposes. For purposes of this Agreement, “Post-Termination Services” means to (i) advise and consult with the Company’s executive management and the Board with respect to the Company’s (a) technical issues and problems relating to the design, development, production, sale or marketing of any products, technologies or services related to displays of the type then currently designed, developed, produced, sold or marketed by the Company the (“Company Business”) and/or (b) the future anticipated direction of the Company Business as the Board may request, from time to time during the Post-Termination Non-Competition Period. The Company agrees to engage the Consultant to provide the Post-Termination Services for a minimum of eight hours per month, up to a maximum of 24 hours per month, during the Post-Termination Non-Competition Period and Consultant agrees to provide a reasonable accounting of the Post-Termination Services (provided that if the Company does not provide Consultant with services to perform, Company must still pay the eight hour minimum and, in such instance, Consultant shall not be required to provide an accounting). The Company agrees to allow such services to be performed on weekends and during evening hours and to cooperate with the Consultant to the extent the Consultant secures other consulting engagements during the Post-Termination Non-Competition Period. The Consultant agrees to strictly abide by the provisions of Section 5 during the Post-Termination Non-Competition Period. The Company agrees to pay the Consultant $250 per hour for providing the Post-Termination Services during the Post-Termination Non-Competition Period (the “Payment”), provided that the Consultant provides the Company with written invoices detailing the work performed in performance of the Post-Termination Services. The Payment is the Consultant’s sole compensation for providing the Post-Termination Services to the Company during the Post-Termination Non-Competition Period. The Company shall guarantee to engage the Consultant to provide the Post-Termination Services for a minimum of eight hours per month for the duration of the Non-Competition Period for so long as the Company remains in operations and for so long as Consultant provides a reasonable accounting of the Post-Termination Services provided (subject to the parenthetical caveat described above). Notwithstanding the provisions of this Section 5(c), both the vesting of the Options and of the stock restricted under the Stock Restriction and Repurchase Agreement will cease upon termination of this Agreement and will not continue during the Post-Termination Non-Competition

Period. In the event of a breach of the Consultant’s obligations set forth in this Section 5(c), the Company will have the remedies provided herein and such other remedies as may be available to it under law or contract or at equity.

(d) The Company specifically acknowledges that Professor Wyman will be active supervising research at University of California carried out by graduate students, and that results of this work will be published with the names of both the students and Professor Wyman appearing on the publications. Reconciling these publication expectations with the Company’s strategy concerning intellectual property and related interests will be negotiated in good faith. Nothing herein shall affect or impair a Dartmouth College or University of California student’s right or ability to publish.

6. Inventions and Discoveries.

(a) Subject to Section 4, the Consultant will promptly disclose in confidence to the Company all inventions, discoveries, improvements, innovations, developments, concepts, designs, research methods and results, processes, formulae, compounds, products, works of authorship, trade secrets, know-how and creations (whether or not patentable or subject to copyright or trade secret protection, and whether or not reduced to tangible form, memorialized or reduced to practice) (collectively, “Developments”) that the Consultant makes, conceives or reduces to practice, or has made, conceived or reduced to practice, either alone or jointly with others, during the period of this Agreement and that arise from Services performed by the Consultant for the Company (all of the Developments so made, conceived or reduced to practice being referred to herein as “Covered Developments”). The foregoing notwithstanding, the Consultant and the Company specifically acknowledge and agree that all Developments made, conceived or reduced to practice under any Sponsored Research Agreement entered into by and between the Company and the University of California in which the Consultant is the principal researcher (a “Sponsored Research Agreement”) or that result directly from the Outside Consulting Engagements shall not be Covered Developments, and the ownership of such Developments shall be governed by such Sponsored Research Agreement or the terms and conditions of such Outside Consulting Engagements, as the case may be.

(b) Subject to Section 4, all Covered Developments shall be the sole property of the Company. All Covered Developments shall constitute works made for hire under the copyright laws of the United States (except to the extent such Covered Developments cannot by law be works made for hire). To the extent the Covered Developments have not been previously assigned to the Company, the Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all right, title and interest in and to all Covered Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names and other proprietary rights in the United States and throughout the world. The foregoing assignment includes all moral rights that the Consultant may have in or to any Covered Development, and, to the extent any such rights cannot by law be assigned, the Consultant hereby forever waives and agrees not to assert such rights against the Company or its successors, assigns or licensees.

The Consultant specifically agrees and acknowledges that the foregoing assignment covers all results, outputs and products of his Services for the Company prior to the date hereof, in any capacity and all related copyrights, patents, trademarks or other proprietary rights, and that all such results, outputs and products shall be Covered Developments hereunder and the sole property of the Company.

(c) The Consultant shall make and maintain adequate and current written records of all Covered Developments, which records shall be available to and remain the property of the Company at all times.

(d) During the term of this Agreement and at all times thereafter, the Consultant will execute all documents and perform all lawful acts which are reasonably necessary to secure the Company’s rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will assist the Company in any reasonable manner to obtain for its own benefit patents, copyrights and other legal protections in any and all countries with respect to the Covered Developments, and the Consultant will execute, when requested, patent and other applications and assignments thereof to the Company, or persons designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and the Consultant will further assist the Company in every way to enforce any patents, copyrights and other legal protections obtained, including, without limitation, testifying in any suit or proceeding involving same. The Consultant will perform his obligations under this paragraph without further compensation, except for reimbursement of expenses incurred at the Company’s request and, with respect to any performance after termination of this Agreement, compensation at the agreed on rate for time actually spent by the Consultant at the Company’s request, provided that any such performance after termination of this Agreement shall not significantly disrupt Consultant’s business, academic and/or personal affairs. In that regard, the Company shall provide Consultant with as much advance notice of its need for Consultant’s cooperation as is reasonably practicable.

7. Confidential Information.

(a) As used in this Agreement, “Confidential Information” means all Covered Developments, all Developments made, conceived or reduced to practice under a Sponsored Research Agreement, trade secrets and confidential or proprietary information and other data or information (and any tangible representation thereof), whether prepared, conceived or developed by an employee of or consultant to the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company), which in any way relates to the present or future business of the Company, which is maintained in secrecy or confidence by the Company, and which might permit the Company or its customers to obtain a competitive advantage over competitors who do not have access to such Covered Developments, Developments made, conceived or reduced to practice under a Sponsored Research Agreement, trade secrets, confidential or proprietary information or other data or information. Without limiting the generality of the foregoing, Confidential Information shall include:

(i) any idea, improvement, invention, innovation, development, concept, technical data, design, formula, composition of matter, know-how, process, schematic, method, technique, activity, substrate, cellulosic material, enzyme, enzyme preparation process, catalyst, fermentation agent, fermentation reaction, bioreactor, bacteria or bacterial strain, microorganism, thermophilic organism, animal, plant, biological material (or a portion or fragment thereof), compound, library, program, software, algorithm, subroutine, source code, object code, diagram, specification, drawing, manual, plan for new or revised services or products, compilation of information, derivative work, or work in process, or parts thereof, research or test data or results and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form, memorialized or reduced to practice); and

(ii) the name of any customer, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or service development plan or specification, business proposal, financial record or information, or business record or other record or information relating to the present or proposed business of the Company.

The Company may from time to time have in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant hereby acknowledges that all such information shall be Confidential Information for purposes of this Agreement.

(b) During the term of this Agreement and at all times thereafter, the Consultant will keep and hold all Confidential Information in strict confidence, and the Consultant will not use or disclose any of such Confidential Information without the prior written consent of the Company, except as duly authorized by the Company and as may be necessary to perform the Consultant’s duties for the benefit of the Company.

(c) The Consultant’s obligations under Section 7(b) shall not apply to any Confidential Information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of the terms of Section 7(b), (ii) is approved for public release by the Board of the Company or an authorized officer of the Company other than the Consultant, (iii) is obtained by the Consultant, outside the context of the performance of the Services, from a third party who owes no obligation to the Company to maintain such information in confidence, (iv) is required to be disclosed by law or legal order, (v) is information, technology or data provided to, or developed by, the Consultant (1) without the use of Company resources in the course of Consultant’s services for the University of California, Riverside and/or Dartmouth College, (2) under the Sponsored Research Agreement or (3) for Outside Consulting Engagements.

(d) Upon the termination of this Agreement or upon request of the Company, the Consultant shall promptly deliver to the Company all materials documenting, evidencing or embodying any Confidential Information or Covered Developments, and will not retain any such materials.

(e) The Consultant specifically agrees and acknowledges that the obligations of confidentiality described in this Section 7 are retroactive to the beginning of his performance of any services for the Company and shall apply to Confidential Information received by him at any time.

8. Remedies.

(a) If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other remedy of the non-breaching party, the non-breaching party may terminate this Agreement immediately in the event that the breach is not cured within 10 days after receipt by such party of written notice of such breach.

(b) The Consultant recognizes that in the event of a breach or threatened breach by the Consultant of any of Sections 5 through 7 of this Agreement the Company may suffer irreparable harm, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to apply for injunctive relief to restrain any such breach and to enforce the provisions hereof.

9. Miscellaneous.

(a) It is understood and agreed that the Consultant’s relationship to the Company is that of an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. The Consultant assumes full responsibility for the payment of all Social Security, withholding and other taxes and charges with respect to the compensation paid to the Consultant hereunder.

(b) This Agreement, together with the Schedules hereto and the agreements referenced herein, as well as all agreements executed in connection with Consultant’s stock ownership and rights related thereto, constitute the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

(c) This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(d) This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns. This Agreement and any rights or obligations hereunder may be assigned by the Company, in whole or in part, in connection with any sale of the Company or any of its stock or the sale or transfer of any of its assets or any merger or consolidation involving the Company, and thereafter shall inure to the benefit of the purchaser or surviving company, as the case may be, in such transaction as fully as if it were the Company. The Consultant hereby acknowledges that the Company is, and may in the future be, affiliated with certain entities and that this Agreement shall extend to and protect all Confidential Information and Developments of all of the Company’s affiliated entities as fully as if such entities were referred to above in place of the Company and that each of them shall be entitled to enforce this Agreement with respect to its Confidential Information for its own benefit as fully as if it were referred to above in place of the Company.

(e) All notices and other communications hereunder shall be delivered or sent by commercial courier, facsimile, or registered or certified mail, return receipt requested, addressed to the party at the address herein set forth, or to such other address as such party may designate in writing to the other.

(f) In the event that any provision of this Agreement shall be determined to be unenforceable by any court of competent jurisdiction by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this paragraph, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

10. Indemnification.

(a) The Company shall indemnify and hold Consultant harmless for Consultant’s performance of the Services as set forth herein. In this regard, Consultant shall be insured under a Directors and Officers Liability insurance policy.

(b) CONSULTANT MAKES NO REPRESENTATION, WARRANTY, ASSURANCE, GUARANTY OR INDUCEMENT WHATSOEVER TO THE COMPANY WITH RESPECT TO THE USE OF ANY DEVELOPMENTS AFTER IT IS DELIVERED TO COMPANY, INCLUDING THE QUALITY OF THE WORK PRODUCT OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the date first set forth above.

MASCOMA CORPORATION

By:	/s/ Colin South

Name:	Colin South
Title:	Its President

Address:	124 Mount Auburn Street, Suite 200N Cambridge, Massachusetts 02138

/s/ Charles E. Wyman
Charles E. Wyman

Address:	7450 Northrop Drive #250
Riverside, California 92508

Schedule 1

Field

The field (the “Field”) is the production of ethanol and various coproducts accompanying ethanol production (including, without limitation, power, feed, chemicals, thermochemical fuels) from cellulosic feedstocks or substrates derived therefrom and other fields in which, at the time of the termination of the Key Employee’s employment with the Company for any reason, the Company does business or is reasonably anticipated to do business. The Field specifically includes, but is not limited to, Consolidated Bioprocessing, or CBP.